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                                                                EXECUTION COPY








                          BENSON EYECARE CORPORATION,

                         OPTICAL RADIATION CORPORATION

                                      and

                        BENSON ACQUISITION CORPORATION






                         AGREEMENT AND PLAN OF MERGER
















                           Dated as of June 30, 1994

























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TABLE OF CONTENTS


                                                                          Page

ARTICLE I

                                  THE MERGER  . . . . . . . . . . . . . .    1
     1.1.  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2.  Effective Time . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.3.  Effect of the Merger . . . . . . . . . . . . . . . . . . . . .    2
     1.4.  Subsequent Actions . . . . . . . . . . . . . . . . . . . . . .    2
     1.5.  Articles of Incorporation; By-Laws; Directors and Officers . .    2
     1.6.  Conversion of Securities . . . . . . . . . . . . . . . . . . .    3
     1.7.  Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . .    6
     1.8.  Surrender of Shares; Stock Transfer Books  . . . . . . . . . .    6
     1.10. Stock Options  . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE PARENT
                                AND MERGER SUB  . . . . . . . . . . . . .    9
     2.1.  Corporate Organization . . . . . . . . . . . . . . . . . . . .    9
     2.2.  Certificate of Incorporation and By-Laws . . . . . . . . . . .    9
     2.3.  Authority Relative to this Agreement . . . . . . . . . . . . .   10
     2.4.  No Conflict; Required Filings and Consents . . . . . . . . . .   10
     2.5.  Financing Arrangements . . . . . . . . . . . . . . . . . . . .   11
     2.6.  No Prior Activities  . . . . . . . . . . . . . . . . . . . . .   11
     2.7.  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.8.  SEC Filings; Financial Statements  . . . . . . . . . . . . . .   11
     2.9.  Joint Proxy Statement-Prospectus . . . . . . . . . . . . . . .   12
     2.10. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     2.11. Conduct of Business  . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . .   13
     3.1.  Organization and Qualification; Subsidiaries . . . . . . . . .   13
     3.2.  Articles of Incorporation and By-Laws  . . . . . . . . . . . .   14
     3.3.  Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   14
     3.4.  Authority Relative to this Agreement . . . . . . . . . . . . .   15
     3.5.  No Conflict; Required Filings and Consents . . . . . . . . . .   15
     3.6.  SEC Filings; Financial Statements  . . . . . . . . . . . . . .   16
     3.7.  Absence of Certain Changes or Events . . . . . . . . . . . . .   17
     3.8.  Trademarks and Patents . . . . . . . . . . . . . . . . . . . .   18
     3.9.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     3.10. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .   18
     3.11. Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   19
     3.12. Joint Proxy Statement-Prospectus . . . . . . . . . . . . . . .   19
     3.13. Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     3.14. Products Liability . . . . . . . . . . . . . . . . . . . . . .   19
     3.15. Conduct of Business  . . . . . . . . . . . . . . . . . . . . .   20














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ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER  . . . . . . .   20
     4.1.  Acquisition Proposals  . . . . . . . . . . . . . . . . . . . .   20
     4.2.  Conduct of Business by the Company Pending the Merger  . . . .   20
     4.3.  No Shopping  . . . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE V

                             ADDITIONAL AGREEMENTS  . . . . . . . . . . .   23
     5.1.  Joint Proxy Statement-Prospectus . . . . . . . . . . . . . . .   23
     5.2.  Shareholder Meetings . . . . . . . . . . . . . . . . . . . . .   23
     5.3.  Compliance with the Securities Act . . . . . . . . . . . . . .   24
     5.4.  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     5.5.  Additional Agreements  . . . . . . . . . . . . . . . . . . . .   24
     5.6.  Notification of Certain Matters  . . . . . . . . . . . . . . .   24
     5.7.  Access to Information  . . . . . . . . . . . . . . . . . . . .   25
     5.8.  Public Announcements . . . . . . . . . . . . . . . . . . . . .   25
     5.9.  Best Efforts; Cooperation  . . . . . . . . . . . . . . . . . .   25
     5.10. Agreement to Defend and Indemnify  . . . . . . . . . . . . . .   26
     5.11. Restrictions on the Parent . . . . . . . . . . . . . . . . . .   27
     5.12. OSP Disposition. . . . . . . . . . . . . . . . . . . . . . . .   27
     5.13. Action by the Officers, Directors, etc.  . . . . . . . . . . .   28
     5.14. Dissemination of Certain Information . . . . . . . . . . . . .   28

ARTICLE VI

                             CONDITIONS OF MERGER . . . . . . . . . . . .   28
     6.1.  Conditions to Obligation of Each Party to Effect the Merger  .   28
     6.2.  Additional Conditions to Obligations of the Company  . . . . .   29
     6.3.  Additional Conditions to Obligations of the Parent and Merger
             Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER  . . . . . . . .   30
     7.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . .   30
     7.2.  Effect of Termination  . . . . . . . . . . . . . . . . . . . .   31
     7.3.  Termination Fees and Expenses  . . . . . . . . . . . . . . . .   31

ARTICLE VIII

                              GENERAL PROVISIONS  . . . . . . . . . . . .   31
     8.1.  Non-Survival of Representations, Warranties and Agreements . .   31
     8.2.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     8.3.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     8.4.  Certain Definitions  . . . . . . . . . . . . . . . . . . . . .   32



















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     8.5.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.6.  Severability . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.7.  Entire Agreement; No Third-Party Beneficiaries . . . . . . . .   33
     8.8.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.9.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.10. Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     8.11. Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .   34
     8.12. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   34


























































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                            Index of Defined Terms

                                                                       Section

1981 Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.10.(a)
1987 Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.10.(a)
affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.10, 8.4.(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction
Average OSP Disposition Price . . . . . . . . . . . . . . . . . . . . . .  1.6
Average Closing Price . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6
California Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction
Company SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . .  3.6.(a)
Company Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . .  1.6
control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.4.(b)
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . .  1.7.(a)
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Excess Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.9
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.4.(b)
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.8.(a)
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.4.(b)
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . 5.10.(a)
Joint Proxy Statement-Prospectus  . . . . . . . . . . . . . . . . . . . .  2.9
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . 2.1, 3.1
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction
OSP Disposition Date  . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6
OSP Disposition Proceeds  . . . . . . . . . . . . . . . . . . . . . . . .  1.6
OSP Division  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.12
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction
Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.6
Parent Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.9
Parent SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . .  2.8.(a)
Parent Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . .  2.9
person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.4.(c)
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . .  5.1
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.4.(b)
Stock Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . 1.10.(a)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
























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                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of June 30, 1994 (the
"Agreement"), among Optical Radiation Corporation, a California corporation (the "Company"), Benson Eyecare Corporation, a Delaware corporation (the "Parent"), and Benson Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Parent ("Merger Sub").


                              W I T N E S E T H:

     WHEREAS, the Boards of Directors of the Company, the Parent and Merger Sub have each determined that it is advisable and in the best interests of their respective shareholders for the Parent to acquire the Company; and

     WHEREAS, the Boards of Directors of the Company, the Parent and Merger Sub have each approved the merger (the "Merger") of Merger Sub with the Company upon the terms and subject to the conditions set forth herein and in accordance with the Corporations Code of the State of California ("California Law"); and

     WHEREAS, the Board of Directors of the Company has resolved to recommend the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares, and to recommend that the holders of such Shares adopt this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Parent and Merger Sub hereby agree as follows:


                                   ARTICLE I

                                  THE MERGER

     SECTION 1.1. The Merger. At the Effective Time (as defined below) and upon the terms of this Agreement and subject to conditions set forth in
Article VI hereof and in accordance with California Law, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."





















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     SECTION 1.2.  Effective Time.  As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, together with an Officers' Certificate of each of the Company, Parent and Merger Sub, with the Secretary of State of the State of California, in such forms as required by, and executed in accordance with the relevant provisions of, California Law (the time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

     SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law, including, without limitation, Section 1107 of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 1.5.  Articles of Incorporation; By-Laws; Directors and Officers.
(a) Unless otherwise determined by the Parent or Merger Sub before the Effective Time, at the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided




















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by law and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Optical Radiation Corporation."

     (b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     (c) The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     SECTION 1.6.  Conversion of Securities.

          (a) As used in this Section 1.6, the following terms are used with the following meanings:

          "Average Closing Price" means the average of the per share daily closing price of the Parent Common Stock, par value $.01 per share (the "Parent Common Stock"), on the American Stock Exchange during the 20 consecutive trading days ending on the fifth trading day prior to the shareholders' meeting at which the Company's shareholders are to vote on the Merger (the "Company Shareholders' Meeting").

          "Average OSP Disposition Price" means the greater of (i) the Average Closing Price and (ii) the average of the per share daily closing price of the Parent Common Stock on the American Stock Exchange during the 20 consecutive trading days ending on the fifth trading day prior the OSP Disposition Date defined in Section 1.6(b)(iii).

          "Exchange Ratio" means the following number, expressed as a decimal fraction and rounded to the nearest ten thousandth:

          (i) if the Average Closing Price exceeds $10.80: $8.10 divided by the Average Closing Price;

          (ii) if the Average Closing Price is $10.80 or less, but more than $7.20: 0.75;

          (iii) if the Average Closing Price is $7.20 or less but more than $6.00: one half of the sum of (x) 0.75 and (y) the quotient obtained by dividing $5.40 by the Average Closing Price;

          (iv) if the Average Closing Price is $6.00 or less, and the Company shall not have elected to terminate this Agreement pursuant to Section 1.6(c): 0.825; and

          (v) if the Average Closing Price is $6.00 or less, the Company shall have elected to terminate this Agreement pursuant to Section 1.6(c), but the Parent shall have thereafter timely elected to rescind such termination pursuant to such Section: $4.95 divided by the Average Closing Price.

          "OSP Disposition Proceeds" shall mean the proceeds received by the Company prior to December 31, 1994 upon the sale of the OSP Division (as defined in Section 5.12 hereof) or any portion thereof (with marketable securities or other instruments to be valued at their fair market value on the date of such sale) pursuant to agreements entered into on or prior to the Effective Time (whether in cash, securities or otherwise) minus all costs, expenses and fees of the Company associated with such dispositions and plus (or minus) the present value to the Company of the net tax benefit (or cost) relating to the OSP Division, arising from such disposition and the distribution to shareholders, provided that there shall be deducted from amounts that would otherwise be considered OSP Disposition Proceeds an amount equal to 15% of the amount by which the OSP Disposition Proceeds exceeds $19,195,560.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or shareholders, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(e) and any Dissenting Shares (as defined below)) shall be canceled and extinguished and be converted into the right to receive upon surrender of the certificate (except as set forth in Section 1.6(b)(iii)) representing such Share:

            (i)     $17.00 in cash;

           (ii) the number of shares of Parent Common Stock equal to the Exchange Ratio; and

          (iii)     a pro rata share of the OSP Disposition Proceeds
     (not including the amount thereof payable to the Parent pursuant to Section 1.10(a)(ii) as the purchase price for the shares of Parent Common Stock issuable pursuant thereto) equal to the amount of such proceeds divided by the total number of such Shares entitled to receive such proceeds plus, to the extent that the amount of such pro rata share has a value at the time of its receipt by the Company of less than $2.00, a fraction of a share of Parent

Common Stock having a value, valued at the Average OSP Disposition Price, equal to the amount of such difference; such Common Stock, if any, to be issuable on the later of the following dates (the "OSP Disposition Date"):

               (x) at the Effective Time, if the Company has completed the disposition of the entire OSP Division by such date, or if such disposition has not been entirely completed and the Company is not a party to any definitive agreement providing for the disposition of all or a part of the OSP Division between the Effective Time and December 31, 1994; and

               (y)  the date the OSP Disposition Proceeds have been received.

(collectively, the "Merger Consideration").

     (c) If the Average Closing Price is less than $6.00, the Company shall have the right, by written notice delivered at least three business days prior to the Company Shareholders' Meeting, to terminate this Agreement (which termination shall not be effective until after the Parent's right to rescind such termination has expired), provided that the Parent shall have the right, by written notice delivered to the Company at least one business day prior to the Company Shareholders' Meeting, of its election to rescind such termination. Such notices shall affect the Exchange Ratio as provided in the definition thereof.

     (d) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock or Company Common Stock after the date hereof, the Exchange Ratio shall be adjusted so as to fairly and equitably preserve the aggregate expected value of the Merger Consideration.

     (e) Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly owned subsidiary of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

     (f) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (g) Following the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such Shares other than any Shares to be canceled pursuant to Section 1.6(e) and any Dissenting Shares shall thereafter represent the right to receive, upon surrender of such certificate in accordance with the provisions of Section 1.8, (i) certificates evidencing such number of whole shares of Parent Common Stock into which such Company Common Stock was converted in accordance with the Exchange Ratio and (ii) the amount of cash and OSP Distribution Proceeds applicable to such Shares.

     SECTION 1.7. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with California Law and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6(b), but the holder thereof shall be entitled to only such rights as are granted by California Law.

     (b) Notwithstanding the provisions of subsection (a) of this Section, if any holder of Shares who demands appraisal of his Shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(b), without interest thereon, upon surrender of the certificate or certificates representing such Shares.

     (c) The Company shall give the Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to California Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under California Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Parent, settle or offer to settle any such demands.

     SECTION 1.8. Surrender of Shares; Stock Transfer Books. (a) Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds and securities necessary to make the payments contemplated by Section 1.6. Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $200 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

     (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 1.6(b) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time. The Parent agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time appropriate materials to facilitate such surrender.

     (c) If payment of the Merger Consideration in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable.

     (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Section 1.6(b). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

     Section 1.9. No Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Shares pursuant to
Section 1.6(b). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of certificates for exchange pursuant to Section 1.6(b) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this Section 1.9. As soon as practicable following the Effective Time the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Shares at the prevailing prices on the American Stock Exchange. The sale of the Excess Shares by the Exchange Agent shall be executed on the American Stock Exchange and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other reasonable out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former shareholders of the Company, the Exchange Agent will hold such proceeds in trust for such former shareholders. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

     SECTION 1.10. Stock Options. (a) Prior to the Effective Time, the Company and the Stock Option Committee of its Board of Directors shall take all action reasonably necessary or appropriate to offer each holder of options outstanding under the Incentive Stock Option Plan for Key Employees (the "1981 Plan") and the 1987 Stock Option Plan for Directors, Officers and Executive and Key Employees (the "1987 Plan" and together with the 1981 Plan, the "Stock Option Plans") the opportunity, by written notice delivered to the Company at least two business days prior to the Effective Time, to exchange each of his or her options for:

          (i) an amount equal to the product of (X) the number of Shares subject to such option and (Y) the difference between the $23.00 and the per share exercise price of such option, payable at the Effective Time in cash, provided, however, that if the option exercise price is greater than or equal to $23.00 per Share, then no amounts shall be payable under this subclause (i); and

         (ii) an amount equal to the product of (X) the number of Shares subject to such option and (Y) the Average Closing Price, minus $6.00, plus, the greater of

               (I) the amount of OSP Disposition Proceeds per Share eligible to receive such proceeds and

               (II) $2.00,
     payable on the OSP Disposition Date in shares of Parent Common Stock valued at the Average OSP Disposition Price, which the Surviving Corporation shall purchase from the Parent in exchange for OSP Disposition Proceeds of like value; provided, however, that if the option exercise price is greater than $23.00 per Share, then the multiplicand determined in (Y) above shall be reduced by the difference between the option exercise price and $23.00; provided, further, that if the amount determined pursuant to the formula set forth above in this subclause (ii) is less than zero, then no amounts shall be payable under this subclause
     (ii).

     (b)  The Company shall deduct from all amounts payable pursuant to this
Section 1.10 all amounts of Federal, state and local withholding taxes required by law to be withheld therefrom.

     (c) The Stock Option Committee of the Board of Directors shall be permitted to accelerate the vesting of options outstanding under the Stock Option Plans, shall permit any unexercised options to expire in accordance with their terms and shall not take any action that would waive the provisions of Section 3.3(f) of the option agreements relating to such options (or analogous provisions in particular option agreements).


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE PARENT
                                AND MERGER SUB

     The Parent and Merger Sub represent and warrant to the Company as follows:

     SECTION 2.1. Corporate Organization. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on the Parent and Merger Sub. When used in connection with the Parent and Merger Sub, the term "Material Adverse Effect" means any change in or effect on the business of the Parent and its subsidiaries that is or will be materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of the Parent and its subsidiaries taken as a whole.

     SECTION 2.2. Certificate of Incorporation and By-Laws. The Parent has heretofore furnished to the Company complete and correct copies of its Certificate of Incorporation and By-Laws, each as amended to the date hereof. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither the Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

     SECTION 2.3. Authority Relative to this Agreement. Each of the Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, subject to obtaining all necessary approvals by the Parent's stockholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and by the Parent as the sole shareholder of Merger Sub, subject to obtaining all necessary approvals by the Parent's stockholders. This Agreement has been duly executed and delivered by the Parent and Merger Sub and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

     SECTION 2.4. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not,
(i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Parent or Merger Sub or by which any of their property or assets is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of either the Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

     (b) Except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), Securities Exchange Act of 1934 (the "Exchange Act"), "blue sky" laws of various states, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and filing and recordation of appropriate merger documents as required by California Law, neither the Parent nor Merger Sub is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by either the Parent or Merger Sub in connection with its execution, delivery or performance of this Agreement.

     (c)  The Parent has heretofore furnished to the Company copies of its
Schedule 13D (including all amendments thereto) filed by it with the SEC with respect to the Company.

     SECTION 2.5. Financing Arrangements. The Parent and Merger Sub will have funds available at the Effective Time which, together with the Company's available cash referred to in Section 6.3(d) hereof, will be sufficient to pay the cash portion of the Merger Consideration.

     SECTION 2.6. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

     SECTION 2.7. Brokers. No broker, finder or investment banker (other than Salomon Brothers Inc), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Parent or Merger Sub.

     SECTION 2.8. SEC Filings; Financial Statements. (a) The Parent has filed all forms, reports and documents required to be filed with the SEC since October 16, 1992, and has heretofore delivered to the Company in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1992, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, (iii) all proxy statements relating to the Parent's meetings of stockholders (whether annual or special) held since October 16, 1992 and (iv) all other reports or registration statements (other than Quarterly Reports on Form 10-Q) filed by the Parent with the SEC since January 1, 1992 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

None of the Parent's subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

     (b) The consolidated financial statements contained in the Parent SEC Reports comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Parent and its subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Except as reflected or reserved against in the consolidated financial statements contained in the Parent SEC Reports, the Parent and its subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate could have a Material Adverse Effect, except for liabilities incurred since March 31, 1994 in the ordinary course of business and consistent with past practice. Since March 31, 1994, neither the Parent nor any of its subsidiaries has incurred any liabilities material to the Parent and its subsidiaries taken as a whole, except
(i) liabilities incurred in the ordinary course of business and consistent with past practice, or (ii) liabilities incurred in connection with the Merger.

     (d) The Parent is eligible to file registration statements with the SEC on Form S-3 and Form S-4.

     SECTION 2.9. Joint Proxy Statement-Prospectus. None of the information supplied in writing by the Parent or Merger Sub, each of their officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the joint proxy statement-prospectus (such joint proxy statement-prospectus, as amended or supplemented, is herein referred to as the "Joint Proxy Statement-Prospectus") will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders of the Company and Parent, at the time of the meeting of the Parent's stockholders to consider the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"), at the time of the Company Shareholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Parent and Merger Sub do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

     SECTION 2.10. Litigation. Except as disclosed in the Parent SEC Reports, there are no lawsuits pending or, to the best knowledge of the Parent, threatened against the Parent, or any of its subsidiaries, which are reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Parent nor any of its subsidiaries nor any of their property is subject to any judgment, injunction or decree, having a Material Adverse Effect.

     SECTION 2.11. Conduct of Business. The business of the Parent and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract or agreement to which the Parent or any of its subsidiaries is now a party or by which the Parent or any of its subsidiaries or any of their respective properties or assets may be bound, or
(iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Parent or any of its subsidiaries, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Company Disclosure Schedule previously delivered by the Company to the Parent, the Company hereby represents and warrants to the Parent and Merger Sub as follows:

     SECTION 3.1. Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any material necessary governmental authority to own, operate or lease its properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on the Company. The term "Subsidiary" means any corporation or other legal entity of which the Company or, if the context requires, the Surviving Corporation (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. When used in connection with the Company or any of its Subsidiaries the term "Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is or will be materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of the Company and its Subsidiaries taken as a whole.

     SECTION 3.2.  Articles of Incorporation and By-Laws.  Attached to
Schedule 3.2 are complete and correct copies of the Company's Articles of Incorporation and the By-Laws, each as amended to the date hereof, of the Company and the Company has heretofore furnished to Parent the Company's standard form of its stock option agreement. Such Articles of Incorporation, By-Laws and the equivalent organizational documents of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

     SECTION 3.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of June 27, 1994, (i) 5,895,458 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) there were 649,162 shares of Company Common Stock reserved for issuance pursuant to options granted under the Stock Option Plans and 279,870 shares of Company Common Stock reserved for future issuance under the Stock Option Plans, and (iii) the Optical Radiation Corporation Consumer Optical Group Perform, Incentive and Motivate Plan has been validly canceled, and the Company has received waivers from all participants relating to such termination and has no liability thereunder. Schedule 3.3 identifies, as of June 27, 1994, the option holders, the number of shares subject to each option held, the exercise prices, vesting schedules and expiration dates of the outstanding options granted under the Option Plans. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this
Section 3.3 or on Schedule 3.3, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of the

Company to which the Company is party or by which the Company is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement.

     All the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary. Except for the Subsidiaries and except as set forth on Schedule 3.3, the Company does not directly or indirectly own a greater than 5% equity interest in any other corporation, partnership, joint venture or other business association or entity that is material to the assets, obligations and liabilities of the Company.

     SECTION 3.4. Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with California Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     SECTION 3.5. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

     (b) Except for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger or other documents as required by California Law, "takeover" or "blue sky" laws of various states, and except for any notice, filings, authorizations, consents or approvals which are required because of the regulatory status of the Company or any of its Subsidiaries or facts specifically applicable to them, the Company is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement.

     SECTION 3.6. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since August 1, 1991, and has heretofore delivered to the Parent, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended July 31, 1993, July 31, 1992 and July 31, 1991, (ii) Quarterly Reports on Form 10-Q for the quarters ended October 31, 1993, January 30, 1994 and April 30, 1994, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since August 1, 1991, and
(iv) all other reports or registration statements (other than Quarterly Reports on Form 10-Q) filed by the Company with the SEC since August 1, 1991 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

     (b) The consolidated financial statements contained in the Company SEC Reports comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Except as reflected or reserved against in the consolidated financial statements contained in the Company SEC Reports, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate could have a Material Adverse Effect, except for liabilities incurred since April 30, 1994 in the ordinary course of business and consistent with past practice. Since April 30, 1994, neither the Company nor any of the Subsidiaries has incurred any liabilities material to the Company and the Subsidiaries taken as a whole, except
(i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger, (iii) liabilities disclosed on Schedule 3.7 or (iv) liabilities incurred in accordance with Section 4.2 hereof.

     SECTION 3.7. Absence of Certain Changes or Events. Since April 30, 1994, except as contemplated in this Agreement or as previously disclosed in the Company SEC Reports or as appears on Schedule 3.7, there has not been:

          (a)  any Material Adverse Effect;

          (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries having a Material Adverse Effect;

          (c) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

          (d) any entry into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement except as permitted by Section 4.2 hereof;

          (e) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any asset of the Company or any of the Subsidiaries that is material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole except as permitted by Section 4.2 hereof; or

          (f) any change by the Company in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the Company SEC Reports.

     Since April 30, 1994, the Company and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, the Company has not, since such date, except for the contracts referred to in the Company SEC Reports or as disclosed on Schedule 3.7, made any changes in executive compensation levels or in the manner in which other employees of the Company or the Subsidiaries are compensated or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any plan or arrangement existing on such date to any director, officer or employee, whether past or present, or committed itself to any collective bargaining agreement or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan or arrangement, or to any employment or consulting agreement or to amend any of such plans or any of such agreements in existence on such date, in each case, other than increases in the ordinary course of business and consistent with past practice.

     SECTION 3.8. Trademarks and Patents. Except as disclosed on Schedule 3.8, no material infringement of any patent, patent right, trademark, trademark right, trade name or trade name right owned by or licensed by or to the Company or any of the Subsidiaries is known to the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect.

     SECTION 3.9. Litigation. Except as disclosed in the Company SEC Reports or on Schedule 3.9, there are no lawsuits pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, which are reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any judgment, injunction or decree, having a Material Adverse Effect except as disclosed on Schedule 3.9 or in the Company SEC Reports.

     SECTION 3.10. Employee Benefit Plans. None of the Company, any Subsidiary, or any "affiliate" (as defined in Section 407(d)(7) of ERISA):
(i) has any defined benefit plans, (ii) provides, has provided or agreed to provide any post-retirement benefits which are required to be reported on the Company's financial statements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 and (iii) has received a notice of deficiency from the United States Department of Labor.

     SECTION 3.11. Labor Matters. Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries.

     SECTION 3.12. Joint Proxy Statement-Prospectus. None of the information supplied in writing by the Company, each of its officers, directors, representatives, agents or employees, for inclusion in the Joint Proxy Statement-Prospectus will on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders in connection with the Company Shareholders' Meeting, at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting or at the Effective Time, contain any statement, which at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to a material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any information that has been supplied by the Parent, Merger Sub, or their accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

     SECTION 3.13. Brokers. No broker, finder or investment banker (other than Donaldson Lufkin & Jenrette) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.
The fees and expenses to be incurred by the Company are estimated to be no greater than $2,500,000, absent extraordinary unanticipated circumstances and assuming counsel for Parent or Merger Sub will draft the Joint Proxy Statement
- - Prospectus and that the Parent will bear printing and mailing costs of same. The Company will use its reasonable best efforts to minimize such costs and obtain back-up for all bills submitted for professional services.

     SECTION 3.14. Products Liability. Except as disclosed on Schedule 3.14, to the best knowledge of the Company, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

     SECTION 3.15. Conduct of Business. The business of the Company and each of the Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Articles of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, or (iii) to the best knowledge of the Company, any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Subsidiaries, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.


                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1. Acquisition Proposals. The Company will notify the Parent immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any Subsidiary.

     SECTION 4.2. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Parent shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries other than with respect to the disposition of the OSP Division, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; and the Company shall discontinue the business of the OSP Division at such time as the negative cash flow used in the business of the OSP Division from the date hereof through September 30, 1994 exceeds $1.25 million or, from September 30 through December 31, 1994, exceeds $250,000 per month. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Parent:

          (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than pursuant to options granted prior to June 27, 1994; (ii) amend or propose to amend the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its Subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the Shares; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(a);

          (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any material assets of the Company or any of its Subsidiaries other than the disposition of the OSP Division; (iii) incur any indebtedness for borrowed money, or enter into any contract or agreement, except in the ordinary course of business other than indebtedness (which may be secured) incurred for working capital on a short term basis in an amount greater than $5,000,000; (iv) make or commit on or before September 30, 1994, to capital expenditures which exceed by $400,000 the amount of planned capital expenditures set forth on a schedule previously disclosed to the Parent or make or commit to make aggregate capital expenditures in excess of $200,000 per month without first notifying the Parent, and no capital expenditures shall be used for the business of the OSP Division, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(b);

          (c) take any action other than in the ordinary course of business and in a manner consistent with past practice or pursuant to disclosed contracts (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of the Company or any of its Subsidiaries in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

          (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee of, or independent contractor or consultant to, the Company or any Subsidiary, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing otherwise than in the ordinary course consistent with past practice;

          (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); or

          (f) before the Effective Time, take any action to cause the shares of Company Common Stock to cease to be listed on the Nasdaq Stock Market.

     SECTION 4.3. No Shopping. Except with respect to the disposition of the OSP Division, the Company and its Subsidiaries will not, directly or indirectly, through any officer, director, employee, representative, agent, financial adviser or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or a portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise or participate in any negotiation regarding, or furnishing to any other person any information (except information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Notwithstanding the foregoing, the parties hereby agree that the Board of Directors of the Company may review and act upon an unsolicited proposal by any other person relating to any of the transactions referred to in the preceding sentence, and may participate in any negotiations regarding, or furnish to any other person any information with respect to, and otherwise cooperate in any way with, and assist in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing if the Board of Directors determines, based as to legal matters on the advice of legal counsel, that failing to review and act would constitute a breach of fiduciary duty, and such review and conduct will not violate this Agreement. The Company shall use its reasonable best efforts to cause all confidential materials previously furnished to any third parties to be promptly returned to the Company and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties. The Company shall immediately notify the Parent if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1. Joint Proxy Statement-Prospectus. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary joint proxy statement relating to the shareholder approvals required to consummate the Merger and a registration statement containing the preliminary prospectus with respect to the Parent Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as practicable, after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and the Parent shall file with the SEC the definitive Joint Proxy Statement-Prospectus and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable, and shall use all reasonable efforts to cause such Registration Statement to be declared effective by the SEC.

     SECTION 5.2. Shareholder Meetings. Promptly following the effectiveness of the Registration Statement, each of the Company and Parent shall promptly take all action necessary in accordance with applicable law and their respective Articles of Incorporation and By-Laws to convene the Company Shareholders' Meeting and the Parent Stockholders' Meeting. The shareholder votes or consents required for approval of the Merger will be no greater than that set forth in California Law. Each of Parent and the Company shall use its reasonable best efforts to solicit from their respective shareholders proxies in favor of, and shall take all other action necessary or advisable to secure any vote or consent of shareholders required in connection with, the issuance of the shares of Parent Common Stock in the Merger and to effect the Merger. The Parent agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

     SECTION 5.3. Compliance with the Securities Act. Prior to the Effective Time, the Company shall cause to be delivered to the Parent a letter from the Company, identifying all persons who were, in its opinion, at the time of the Company Shareholders' Meeting, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act.

     SECTION 5.4. HSR Act. The Company and the Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquires received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     SECTION 5.5. Additional Agreements. The Company, the Parent and Merger Sub will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby and the Parent shall use its reasonable best efforts to have the shares of Parent Common Stock issued in the Merger listed on the American Stock Exchange. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     SECTION 5.6. Notification of Certain Matters. Each of the Company and the Parent shall give prompt notice to the other of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, the Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.7. Access to Information. (a) From the date hereof to the Effective Time, (i) the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the other complete access at all reasonable times and on reasonable notice to its officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish the other with all financial, operating and other data and information as such party, through its officers, employees, agents or accountants, may reasonably request and (ii) the Parent shall cooperate with the Company as the Company shall reasonably request in connection with the Company's due diligence review of the Parent.

     (b) The Parent and the Company agree that each shall, and shall cause their respective affiliates and each of their respective officers, directors, employees, financial advisors and agents, to hold in strict confidence all data and information obtained by them from the other or the other's subsidiaries (unless such information is or becomes publicly available without the fault of any representative or public disclosure of such information is required by law in the opinion of counsel to such party) and shall ensure that the representatives do not disclose such information to others without the prior written consent of the other party.

     (c) In the event of the termination of this Agreement, the Company shall, and shall cause its affiliates to, return promptly every document furnished to them by the Parent or any subsidiary, division, associate or affiliate of the Parent in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause the representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

     SECTION 5.8. Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

     SECTION 5.9. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Securities Act, the Exchange Act and the HSR Act. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

     SECTION 5.10. Agreement to Defend and Indemnify. (a) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, subject to the limitations on indemnification contained in California Law, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and the Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company, the Surviving Corporation or the Parent shall advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, the Surviving Corporation or the Parent, promptly as statements therefor are received; provided, however, that neither the Company, the Surviving Corporation nor the Parent shall have any obligation under this clause (i) unless they shall have received an undertaking from the Indemnified Party to promptly return any amounts paid by the Company, the Surviving Corporation or the Parent in the event that it shall ultimately have been determined that the Indemnified Party is not entitled to be indemnified under applicable law or any indemnification agreement with the Company to which he is a party, and (ii) the Company, the Surviving Corporation and the Parent will cooperate in the defense of any such matter; provided, however, that neither the Company, the Surviving Corporation nor the Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company, the Surviving Corporation nor the Parent shall be obliged pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the written opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. The Parent agrees to cause the Surviving Corporation to maintain in effect for not less than three years the Company's current directors' and officers' liability insurance which has been
paid in full as of the date hereof.   The Parent shall cause the Surviving
Corporation to continue in effect the indemnification provisions currently provided by the Certificate of Incorporation, By-Laws or any written indemnification agreement of the Company for a period of not less than six years following the Effective Time. This Section shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 7.1 hereof. Notwithstanding Section 8.7 hereof, this Section is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (b) If the Parent, the Surviving Corporation or any of either of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Parent or Surviving Corporation assume the obligations set forth in this Section 5.10.

     SECTION 5.11. Restrictions on the Parent. During the term of this Agreement, the Parent shall not, and shall cause its affiliates not to, purchase or otherwise acquire beneficial ownership of any Shares or to sell or otherwise dispose of any Shares, in each case, other than pursuant to the Merger.

     SECTION 5.12. OSP Disposition. The Company will keep the Parent closely informed as to its efforts to effect the sale by the Company of its Ophthalmic Surgical Products Division (the "OSP Division"), consisting of its business, assets and liabilities relating to the manufacturing and marketing of intraocular lenses, and the business, assets and liabilities relating to the OSP Division's Corneal Topography Systems and Corneal Contouring, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. The Company may make such sales on terms it deems reasonable and appropriate, provided that no such terms shall be less favorable to the Company than the OSP Minimum Sale Terms set forth on Schedule 5.12, without the prior, written consent of the Parent. Pending the disposition of the OSP Division, or any portion thereof, the Company shall conduct the business of the OSP Division only in the ordinary course and shall not take any action that would, in any material respect, transfer cash or other assets of the Company to the OSP Division except for cash required to enable it to meet its obligations incurred in the ordinary course of its business.

     SECTION 5.13. Action by the Officers, Directors, etc. (a) The Company shall use its reasonable best efforts to cause its directors and officers to vote any Shares held in favor of the Merger.

     (b) The Parent shall use its reasonable best efforts to cause its directors, officers, subsidiaries and Benson Partners I, L.P. to vote all Shares beneficially held by any of them in favor of the Merger and to vote all shares of Parent Common Stock beneficially held by any of them in favor of the proposals to the stockholders of the Parent contemplated by the Agreement.

     SECTION 5.14. Dissemination of Certain Information. The Parent will promptly disclose through filings with the SEC under the Exchange Act the occurrence of any Material Adverse Effect upon the Parent or any of its subsidiaries occurring between April 30, 1994 and the Effective Time, and will promptly furnish to the Company a copy of such filing.


                                  ARTICLE VI

                             CONDITIONS OF MERGER

     SECTION 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

          (a) Shareholder Approvals. (i) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company and (ii) the issuance of the shares of Parent Common Stock in the Merger shall have been approved and adopted by the requisite vote of the Parent's stockholders;

          (b) Amex Listing. The Parent Common Stock to be issued in the Merger shall have been authorized for listing on the American Stock Exchange upon official notice of issuance;

          (c) HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (d) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect; and

          (e) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which prevents the consummation of the Merger or makes such consummation illegal.

     SECTION 6.2. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time; and

          (b) Agreements, Conditions and Covenants. The Parent and Merger Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time

     SECTION 6.3. Additional Conditions to Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time;

          (b) Agreements, Conditions and Covenants. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

          (c) Demand for Appraisal Rights. Holders of not more than 5% of the Company's Shares shall have made a demand for payment pursuant to appraisal rights under California Law by the conclusion of the Company Shareholders' Meeting; and

          (d) Cash Position of the Company. The Company shall have at least $30 million in cash that is free and clear of all liens or other encumbrances.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated at any time before the Effective Time:

          (a) By mutual consent of the Boards of Directors of the Parent and the Company; or

          (b) By either the Parent or the Company if the Merger shall not have been consummated by December 31, 1994, provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

          (c) By either the Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d)  By the Parent if the Board of Directors of the Company
     (i) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Parent and Merger Sub,
     (ii) recommends to the holders of Shares any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or (iii) resolves to do any of the foregoing; or

          (e) By the Company if prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Board of Directors of the Company determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of legal counsel, is more favorable to the Company's shareholders than the Merger, provided that any such termination by the Company shall not be effective until payment of the fees required by Section 7.3(a) and
     Section 7.3(b); or

          (f) By either the Parent or the Company if the other party shall have breached this Agreement hereunder in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the non-breaching party.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of the Parent, Merger Sub or the Company, except (i) as set forth in Sections 7.3 and 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 7.3. Termination Fees and Expenses. (a) After this Agreement is terminated by the Company pursuant to Section 7.1(e) hereof or by the Parent pursuant to Section 7.1(f) hereof, the Company shall pay to the Parent by certified check or wire transfer to an account designated by the Parent, within one business day after receipt of a request therefor, an amount equal to the lesser of (i) $2,000,000 and (ii) all actual out-of-pocket costs and expenses of the Parent and Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses which amount shall be payable in same day funds.

     (b) Within one business day after this Agreement has been terminated by the Company pursuant to Section 7.1(e) hereof or by the Parent pursuant to
Section 7.1(f) hereof, the Company shall pay to the Parent $4,000,000 by certified check or wire transfer to an account designated by the Parent which amount shall be payable in same day funds.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

     SECTION 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in
Article I and Section 5.10 shall survive the Effective Time indefinitely and those set forth in Sections 5.7(b), 5.7(c), 7.3 and 8.3 shall survive termination indefinitely.

     SECTION 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     (a)  if to the Parent or Merger Sub

          Benson Eyecare Corporation
          555 Theodore Fremd Avenue
          Suite B-302
          Rye, New York  10580

          Attention:  Martin E. Franklin

     with a copy to:

          Willkie Farr & Gallagher
          One Citicorp Center
          153 East 53rd Street
          New York, New York  10022

          Attention:  William J. Grant, Jr., Esq.

     (b)  if to the Company:

          Optical Radiation Corporation
          1300 Optical Drive
          Azusa, California  91702

          Attention:  Gary Patten

     with a copy to:

          Latham & Watkins
          701 B Street
          San Diego, California  92101

          Attention:  Donald P. Newell, Esq.

     SECTION 8.3. Expenses. Except as provided in Section 7.3 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 8.4. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

          (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

     SECTION 8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement will constitute a binding agreement only when executed and delivered by the parties hereto and at such time will constitute the entire agreement and will supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 8.8. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

     SECTION 8.9. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by the Parent and Merger Sub, and by action taken by or on behalf of the Company's Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would materially adversely impact the interests of the Company's shareholders or reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.10. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate of the Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that California Law shall apply with respect to the Merger, in each case without regard to the principles of conflicts of law thereof.

     SECTION 8.12. Counterparts; Telecopier. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, the Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                      OPTICAL RADIATION CORPORATION




Attest:/s/ Gary Patten                By:/s/ Richard D. Wood
        Secretary                        President and Chief Executive
                                                    Officer



                                      BENSON EYECARE CORPORATION




Attest:/s/ Peter H. Trembath          By:/s/ Martin E. Franklin
                                         Chairman and Chief Executive
                                                   Officer



                                      BENSON ACQUISITION CORPORATION




Attest:/s/ Peter H. Trembath          By:/s/ Martin E. Franklin
                                         Chairman and Chief Executive
                                                   Officer